 Exhibit 99.1
NEWS RELEASE

Date	From
November 7, 2016	Rich Sheffer
NEWS RELEASE	1.727.853.3079
Vice President - Investor Relations & Treasurer
Manitowoc Foodservice, Inc.

MANITOWOC FOODSERVICE REPORTS ANOTHER STRONG MARGIN QUARTER

Savings from Simplification and Right-Sizing initiatives drive year-over-year margin improvement; 2016 margin and EPS guidance ranges reconfirmed

New Port Richey, FL. - November 7, 2016 - Manitowoc Foodservice, Inc. (NYSE: MFS), today announced financial results for its 2016 third quarter. Net sales in the third quarter were $384.0 million compared to $425.3 million in last year’s third quarter, a 9.7 percent decrease. However, prior year third quarter net sales included $38.5 million from Kysor Panel Systems (“KPS”), which was sold in December 2015 and excluded $2.7 million from Welbilt Manufacturing (Thailand), Ltd. (“Welbilt”), previously a 50 percent-owned joint venture of which we acquired the remaining 50 percent interest in October 2015. Adjusted for these items, organic net sales decreased by 1.4 percent in the third quarter compared to last year’s third quarter. In addition, foreign currency translation negatively impacted 2016 third quarter sales by $5.7 million, or 1.5 percent, resulting in a constant currency organic net sales increase of 0.1 percent.

Year-to-date, net sales were $1,077.9 million compared to $1,178.4 million in 2015, an 8.5 percent decrease. Prior year net sales included $99.0 million from KPS and excluded $6.5 million from Welbilt. Adjusted for these items, year-to-date organic net sales decreased by 0.7 percent compared to the same period in 2015. In addition, foreign currency translation negatively impacted year-to-date sales by $17.4 million, or 1.6 percent, resulting in a constant currency organic net sales increase of 0.9 percent compared to the same period in 2015.

Net earnings in the third quarter were $24.9 million and diluted earnings per share were $0.18, compared to $41.1 million and $0.30 per share on a carve-out basis in the third quarter of 2015. Foreign currency translation negatively impacted 2016 third quarter net earnings by $0.5 million. Excluding separation, restructuring and asset impairment expenses, adjusted net earnings were $27.4 million and adjusted diluted earnings per share were $0.20 in the third quarter versus $42.2 million and $0.31 per share, respectively, on a carve-out basis in the third quarter of 2015. Earnings from operations were $60.6 million in the third quarter compared to $53.9 million in last year’s third quarter. As a percentage of net sales, earnings from operations were 15.8 percent in the quarter versus 12.7 percent in last year’s third quarter. Earnings before interest, taxes, other (income) expense and amortization (excluding separation, restructuring and asset impairment expenses), or “Adjusted Operating EBITA”, were $72.1 million in the third quarter versus $63.6 million in last year’s third quarter, a 13.4 percent increase. As a percentage of net sales, our third quarter Adjusted Operating EBITA margin was 18.8 percent versus 15.0 percent last year, a 380 basis point improvement. Adjusted Operating EBITA margin in the quarter also improved by 270 basis points versus the second quarter of this year. Prior year third quarter Adjusted Operating EBITA included $5.0 million from KPS and excluded $0.4 million from Welbilt. The main drivers of the margin improvement in the third quarter were savings from our Simplification and Right-Sizing initiatives and improved pricing and discounting discipline, partially offset by lower fixed cost absorption and higher incentive compensation.

Year-to-date, net earnings were $58.1 million and diluted earnings per share were $0.42, compared to $92.0 million and $0.67 per share on a carve-out basis for the same period in 2015. Foreign currency translation negatively impacted 2016 year-to-date net earnings by $0.6 million. Excluding separation, restructuring and asset impairment separation expenses, adjusted net earnings were $64.3 million and adjusted diluted earnings per share were $0.46 year-to-date versus $93.7 million and $0.68 per share, respectively, on a carve-out basis for the same period in 2015. Earnings from operations were $144.1 million year-to-date compared to $119.1 million for the same period in 2015. As a percentage of net sales, earnings from operations were 13.4 percent year-to-date versus 10.1 percent for the same period in 2015. Adjusted Operating EBITA was $177.2 million year-to-date versus $145.5 million in the same period of 2015, a 21.8 percent increase. As a percentage of net sales, year-to-date 2016 Adjusted Operating EBITA margin was 16.4 percent versus 12.3 percent for the same period in 2015, a 410 basis point improvement. Year-to-date Adjusted Operating EBITA in the prior year included $9.9 million from KPS and excluded $0.5 million from Welbilt. A reconciliation of GAAP net earnings and diluted earnings per share to adjusted net earnings, adjusted diluted earnings per share, and Adjusted Operating EBITA for both the quarter and year-to-date is provided later in this announcement.

Manitowoc Foodservice, Inc. | 2227 Welbilt Boulevard, New Port Richey, FL 34655 USA | +1.727.375.7010 | www.mtwfs.com

November 7, 2016
Manitowoc Foodservice Reports Third Quarter Results

“We delivered our fifth consecutive quarter of strong year-over-year Adjusted EBITA margin improvement through continued great execution of our Simplification and Right-Sizing initiatives,” said Hubertus Muehlhaeuser, Manitowoc Foodservice’s President and CEO. “Within Simplification, we pruned approximately 1 percent of our equipment SKUs during the quarter, bringing our total equipment SKU reduction to nearly 9 percent since we adopted the 80/20 methodology. While we have previously completed all of the Right-Sizing actions that we originally announced a year ago, the benefits from those actions are still driving year-over-year margin favorability. In addition, we made good progress this quarter on the second round of Right-Sizing that we announced last quarter. We completed the closure of the Singapore plant after successfully transferring its production to our plants in Prachinburi, Thailand and Foshan, China. The planned closure of our Sellersburg, Indiana plant is also on track to be completed by early 2017. We also continued the journey of de-levering our balance sheet this quarter with a $26.7 million net debt reduction in the quarter.”

“Third quarter organic net sales in constant currency were flat primarily due to ongoing softness of sales into our large Quick Service Restaurant (“QSR”) and fast-casual accounts and a slight decline in sales into the general market in the Americas. Despite a slowdown in end market growth rates in the Americas since we began the year, we remain well-positioned to benefit from our new product introductions as they begin to ship in the fourth quarter. However, much of the benefit has now shifted into 2017 due to changes in the timing of orders from our customers.”

“Our message remains consistent: our prime strategic objective is the achievement of profitable growth on both the top- and bottom-lines. To achieve this sustainably, the initial priority on this multi-year journey is to increase our margins to industry-competitive levels by focusing on improving our operations and decreasing product cost. While we have made great progress to date, we are still early in the journey and it is critical to our long-term success to remain very disciplined in the ongoing execution of our Simplification and Right-Sizing initiatives to improve our cost structure. At the same time, we are positioning ourselves to capture profitable sales opportunities with our focus on product innovations and selling system solutions that take advantage of our full product portfolio," concluded Muehlhaeuser.

Segment Discussion
Net sales in our Americas segment decreased 11.8 percent in the quarter to $316.9 million from $359.4 million in last year’s third quarter. Adjusted for the divestiture of KPS, organic net sales decreased by 1.2 percent from $320.9 million in the same period last year. Intersegment net sales increased $0.1 million and organic third party net sales decreased $4.1 million in the quarter compared to last year’s third quarter. The third party net sales decrease was driven by lower sales volumes of both hot-side and cold-side products in the third quarter compared to last year's third quarter, partly offset by improved price realization. In addition, foreign currency had a $0.7 million negative impact on organic third party net sales in the quarter. Year-to-date, net sales were $881.7 million versus $999.8 million last year. Adjusted for the divestiture of KPS, net sales decreased 2.1 percent from $900.8 million in the year-to-date period last year. Intersegment sales decreased $6.9 million and organic third party net sales decreased $12.2 million year-to-date compared to the same period last year. Year-to-date, foreign currency translation had a $6.8 million negative impact on organic third party net sales. Third quarter Operating EBITA in the Americas segment was $64.5 million compared to $61.6 million in the third quarter of 2015. As a percentage of net sales, our Operating EBITA margin was 20.4 percent in the third quarter versus 17.1 percent in the same period last year. The Operating EBITA margin increase was primarily driven by savings from our Simplification and Right-Sizing initiatives, improvement in our KitchenCare operations, operating efficiency improvements, improved pricing and the sale of KPS. Year-to-date, Americas segment Operating EBITA was $166.2 million versus $141.3 million for the same period last year. As a percentage of net sales, year-to-date Operating EBITA was 18.8 percent versus 14.1 percent for the same period last year.

Net sales in our EMEA segment were $67.9 million, a 1.5 percent decrease from $68.9 million in the third quarter of 2015. Intersegment net sales increased $0.5 million and third party net sales decreased $1.5 million in the quarter compared to last year’s third quarter. The third party net sales decrease was driven primarily by a negative impact from foreign currency translation of $4.3 million in the third quarter, partially offset by increases of hot-side products including our new Merrychef® eikon® e2s high-speed ovens. Year-to-date, net sales in our EMEA segment were $212.8 million versus $214.9 million last year. Intersegment net sales decreased $10.2 million and third party net sales increased $8.1 million year-to-date compared to the same period last year. Year-to-date, foreign currency translation had a $8.0 million negative impact on third party net sales. Third quarter Operating EBITA in the EMEA segment was $9.7 million compared to $5.0 million in the third quarter of 2015. As a percentage of net sales, our Operating EBITA margin was 14.3 percent in the third quarter versus 7.3 percent in the same period last year. The Operating EBITA margin increase was primarily driven by savings from our Simplification and Right-Sizing initiatives and better product mix from our new product introductions, partially offset by the impact of foreign currency translation. Year-to-date, the EMEA segment Operating EBITA was $26.6 million versus $15.5 million in the same period last year. As a percentage of net sales, year-to-date Operating EBITA was 12.5 percent versus 7.2 percent in the same period last year.

Manitowoc Foodservice, Inc. | 2227 Welbilt Boulevard, New Port Richey, FL 34655 USA | +1.727.375.7010 | www.mtwfs.com

November 7, 2016
Manitowoc Foodservice Reports Third Quarter Results

Net sales in our APAC segment were $52.5 million, a 8.0 percent increase from $48.6 million from last year’s third quarter. Adjusted for the acquisition of Welbilt, organic net sales increased 2.3 percent from $51.3 million in the same period last year. Intersegment net sales increased $1.1 million and organic third party net sales increased $0.1 million in the quarter compared to last year’s third quarter. Within organic third party net sales, higher sales of hot-side products were offset by foreign currency translation, which had a $0.7 million negative impact on organic third party net sales in the quarter. Year-to-date, net sales in our APAC segment were $134.5 million versus $135.5 million in the same period last year. Adjusted for the acquisition of Welbilt, organic net sales decreased 5.3 percent from $142.0 million in the same period last year. Intersegment net sales decreased $3.6 million and organic third party net sales decreased $3.9 million year-to-date compared to the same period last year. Year-to-date, foreign currency translation had a $2.6 million negative impact on organic third party net sales. Third quarter Operating EBITA in the APAC segment was $8.3 million compared to $7.7 million in the third quarter of 2015, with the increase being driven primarily by savings from our Simplification and Right-Sizing initiatives. As a percentage of net sales, our Operating EBITA margin remained at 15.8 percent for the third quarter of 2016 and 2015. Year-to-date, the APAC segment Operating EBITA was $15.6 million versus $17.9 million last year. As a percentage of net sales, year-to-date Operating EBITA was 11.6 percent versus 13.2 percent last year.

Liquidity Discussion
Free cash flow was $45.0 million in the quarter. Accounts receivable was a $4.7 million source of cash in the third quarter. Inventory decreased in the quarter by $6.2 million, which was offset by a $6.0 million decrease in accounts payable. Other assets and other current and long-term liabilities were a net $6.0 million source of cash in the third quarter. During the quarter, total debt decreased by $26.7 million primarily from the repayment of $45.0 million principal on Term Loan B, while the outstanding balance on our revolving credit facility increased by $18.0 million.

2016 Guidance
We are reaffirming our full-year 2016 guidance ranges for adjusted operating EBITA margin and adjusted diluted EPS. However, we are anticipating that conditions in the large QSR and fast casual accounts will remain soft. In addition, the U.S. dollar has continued strengthening against other international currencies, resulting in a larger negative impact from foreign currency translation in our organic net sales forecast.

Our guidance is unchanged for the following items:

•	Adjusted operating EBITA margin: between 16 and 17 percent; and

•	Adjusted diluted EPS: between $0.60 and $0.70 per share.

•	Effective tax rate: between 26 and 29 percent excluding discrete items or between 23 and 26 percent inclusive of discrete items realized year-to-date;

•	Amortization expense: between $30 and $33 million; and

•	Depreciation expense: between $17 and $20 million.

In addition, we have adjusted our guidance for the following items:

•	Organic net sales growth: 0 percent to up 2 percent compared to 2015 organic net sales (previous range was up between 1 and 3 percent);

•	Interest expense: now between $84 and $86 million (previous range was between $82 and $86 million);

•	Capital expenditures: now between $16 and $20 million (previous range was between $23 and $27 million); and

•	Debt reduction: now between $100 and $120 million (previous range was between $120 and $140 million).

About Manitowoc Foodservice, Inc.
Manitowoc Foodservice, Inc. designs, manufactures and supplies best-in-class food and beverage equipment for the global commercial foodservice market, offering customers unparalleled operator and patron insights, collaborative kitchen solutions, culinary expertise and world-class implementation support and service. Headquartered in the Tampa Bay area, Florida, and operating 19 manufacturing facilities throughout the Americas, Europe and Asia, the company sells through a global network of over 3,000 distributors and dealers in over 100 countries. The company has approximately 5,500 employees and generated sales of $1.57 billion in 2015. Its portfolio of 23 award-winning brands includes Cleveland™, Convotherm®, Delfield®, Fabristeel™, Frymaster®, Garland®, INDUCS™, Kolpak®, Koolaire®, Lincoln®, Manitowoc® Beverage Systems, Manitowoc® Ice, Merrychef®, Multiplex®, Servend® and Welbilt®. For more information, visit www.mtwfs.com.

Manitowoc Foodservice, Inc. | 2227 Welbilt Boulevard, New Port Richey, FL 34655 USA | +1.727.375.7010 | www.mtwfs.com

November 7, 2016
Manitowoc Foodservice Reports Third Quarter Results

Forward-looking Statements
This announcement includes "forward-looking statements" intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995 (the “Act”). Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Act. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as "intends," "expects," "anticipates," "targets," "estimates," and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

•	world economic factors and the ongoing economic uncertainty and changes in industry conditions;

•	the impact of our separation from The Manitowoc Company, Inc. and risks relating to our ability to operate effectively as an independent, publicly traded company;

•	realization of anticipated earnings enhancements, cost savings, strategic options and other synergies and the anticipated timing to realize those enhancements, savings, synergies, and options;

•	issues relating to the ability to timely and efficiently execute on manufacturing strategies, including our simplification and right-sizing initiatives and related workforce reductions and ramp-ups;

•	our ability to retain our executive management team and to attract qualified new personnel;

•	availability of raw materials and changes in raw material prices, commodity prices and hedges in place;

•	unanticipated changes in capital and financial markets;

•	the ability to generate cash and manage working capital consistent with our stated goals;

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our debt obligations;

•	changes in the interest rate environment and currency fluctuations;

•	the successful development and market acceptance of innovative new products;

•
the ability to focus and capitalize on product quality and reliability and unanticipated issues associated with the quality of materials and components sourced from third parties and the resolution of those issues;

•	actions by competitors including competitive pricing;

•	unanticipated issues associated with refresh/renovation plans, new product rollouts and/or new equipment rollouts by national restaurant accounts and global chains;

•	consumer demand for products from the quick-service restaurant chains and kiosks;

•	foodservice equipment replacement cycles in the U.S. and other mature markets;

•	expansion of customers, changes in the markets we serve, and demand for foodservice equipment in emerging markets;

•	weather;

•	work stoppages, labor negotiations, availability of skilled labor, labor rates and temporary labor;

•	laws and regulations, including changes in laws and regulations and their enforcement around the world;

•	risks associated with data and information security and technology systems and protections;

•	potential global events resulting in market instability including financial bailouts and defaults of sovereign nations;

•	actions of activist shareholders;

•	political factors, military and terrorist activities, health outbreaks, and natural disasters; and

•	risks and other factors included in our filings with the United Stated Securities and Exchange Commission.

Manitowoc Foodservice undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

For more information, contact:
Rich Sheffer
Vice President of Investor Relations and Treasurer
Manitowoc Foodservice, Inc.
+1 (727) 853-3079
Richard.sheffer@mtwfs.com

Manitowoc Foodservice, Inc. | 2227 Welbilt Boulevard, New Port Richey, FL 34655 USA | +1.727.375.7010 | www.mtwfs.com

November 7, 2016
Manitowoc Foodservice Reports Third Quarter Results

MANITOWOC FOODSERVICE, INC.
Consolidated (Condensed) Financial Information
For the Three and Nine Months Ended September 30, 2016 and 2015 (Unaudited)

STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
Millions of dollars, except per share data	2016	2015	2016	2015
Net sales	$384.0	$425.3	$1,077.9	$1,178.4
Cost of sales	242.0	290.0	683.6	809.6
Gross profit	142.0	135.3	394.3	368.8
Selling, general and administrative expenses	69.9	71.7	217.1	223.3
Amortization expense	7.8	7.9	23.5	23.6
Separation expense	1.4	1.0	5.7	1.5
Restructuring expense	0.6	0.8	2.2	1.3
Asset impairment expense	1.7	—	1.7	—
Earnings from operations	60.6	53.9	144.1	119.1
Interest expense	25.0	0.3	60.5	1.0
Interest (income) expense on notes with MTW — net	—	(4.2)	0.1	(13.5)
Other expense (income) — net	3.6	(1.6)	9.6	(2.2)
Earnings before income taxes	32.0	59.4	73.9	133.8
Income taxes	7.1	18.3	15.8	41.8
Net earnings	$24.9	$41.1	$58.1	$92.0
Per share data
Earnings per common share - Basic	$0.18	$0.30	$0.42	$0.67
Earnings per common share - Diluted	$0.18	$0.30	$0.42	$0.67
Weighted average shares outstanding — Basic	138,277,039	137,016,712	137,618,628	137,016,712
Weighted average shares outstanding — Diluted (1)	139,488,577	137,016,712	138,835,834	137,016,712
(1) On March 4, 2016, MTW distributed 137.0 million shares of MFS common stock to MTW shareholders, thereby completing the Spin-Off. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of MFS shares outstanding immediately following this transaction. The same number of shares was used to calculate basic and diluted earnings per share, for the prior period presented, since no equity awards were outstanding prior to the Spin-Off.

Manitowoc Foodservice, Inc. | 2227 Welbilt Boulevard, New Port Richey, FL 34655 USA | +1.727.375.7010 | www.mtwfs.com

November 7, 2016
Manitowoc Foodservice Reports Third Quarter Results

MANITOWOC FOODSERVICE, INC.
Consolidated (Condensed) Financial Information
As of September 30, 2016 (Unaudited) and December 31, 2015

BALANCE SHEETS

	September 30,	December 31,
Millions of dollars, except share data	2016	2015
Assets
Current assets:
Cash and cash equivalents	$69.6	$32.0
Restricted cash	3.5	0.6
Accounts receivable, less allowances of $4.0 and $4.0, respectively	95.5	63.8
Inventories — net	156.8	145.9
Prepaids and other current assets	12.5	10.3
Current assets held for sale	6.1	—
Total current assets	344.0	252.6
Property, plant and equipment — net	108.5	116.4
Goodwill	845.9	845.8
Other intangible assets — net	496.1	519.6
Other non-current assets	23.2	15.9
Long-term assets held for sale	—	3.7
Total assets	$1,817.7	$1,754.0
Liabilities and equity
Current liabilities:
Accounts payable	$118.1	$129.0
Accrued expenses and other liabilities	153.8	157.6
Short-term borrowings	—	—
Current portion of long-term debt and capital leases	1.8	0.4
Product warranties	30.8	34.3
Total current liabilities	304.5	321.3
Long-term debt and capital leases	1,343.9	2.3
Deferred income taxes	148.0	167.9
Pension and postretirement health obligations	59.3	33.3
Other long-term liabilities	34.2	20.5
Total non-current liabilities	1,585.4	224.0
Commitments and contingencies
Total (deficit) equity:
Common stock (300,000,000 shares and 0 shares authorized, 138,472,302 shares and 0 shares issued and 138,432,991 shares and 0 shares outstanding, respectively)	1.4	—
Additional paid-in capital (deficit)	(75.3)	—
Retained earnings	42.8	—
Net parent company investment	—	1,253.2
Accumulated other comprehensive loss	(41.1)	(44.5)
Total (deficit) equity	(72.2)	1,208.7
Total liabilities and equity	$1,817.7	$1,754.0

Manitowoc Foodservice, Inc. | 2227 Welbilt Boulevard, New Port Richey, FL 34655 USA | +1.727.375.7010 | www.mtwfs.com

November 7, 2016
Manitowoc Foodservice Reports Third Quarter Results

MANITOWOC FOODSERVICE, INC.
Consolidated (Condensed) Financial Information
For the Nine Months Ended September 30, 2016 and 2015 (Unaudited)

STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
Millions of dollars	2016	2015
Cash flows from operating activities
Net earnings	$58.1	$92.0
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation	13.0	14.9
Amortization of intangible assets	23.5	23.6
Amortization of deferred financing fees	3.3	—
Deferred income taxes	(8.6)	3.0
Stock-based compensation expense	4.9	2.3
Asset impairment	1.7	—
Loss on sale of property, plant and equipment	0.2	0.5
Changes in operating assets and liabilities, excluding the effects of business acquisitions or dispositions:
Accounts receivable	(17.6)	(28.9)
Inventories	(11.5)	(7.7)
Other assets	(7.3)	(4.2)
Accounts payable	(10.3)	(23.6)
Other current and long-term liabilities	2.4	(3.1)
Net cash provided by operating activities	51.8	68.8
Cash flows from investing activities
Capital expenditures	(10.8)	(9.6)
Proceeds from sale of property, plant and equipment	—	0.1
Changes in restricted cash	(2.9)	(0.6)
Net cash used for investing activities	(13.7)	(10.1)
Cash flows from financing activities
Proceeds from long-term debt and capital leases	1,475.6	0.5
Repayments on long-term debt and capital leases	(94.6)	(0.4)
Debt issuance costs	(41.2)	—
Dividend paid to MTW	(1,362.0)	—
Net transactions with MTW	7.0	(26.1)
Exercises of stock options	15.1	—
Net cash used for financing activities	(0.1)	(26.0)
Effect of exchange rate changes on cash	(0.4)	(1.9)
Net increase in cash and cash equivalents	37.6	30.8
Balance at beginning of period	32.0	16.5
Balance at end of period	$69.6	$47.3

Manitowoc Foodservice, Inc. | 2227 Welbilt Boulevard, New Port Richey, FL 34655 USA | +1.727.375.7010 | www.mtwfs.com

November 7, 2016
Manitowoc Foodservice Reports Third Quarter Results

SEGMENT INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2016	2015	2016	2015
Net sales:
Americas	$316.9	$359.4	$881.7	$999.8
EMEA	67.9	68.9	212.8	214.9
APAC	52.5	48.6	134.5	135.5
Elimination of intersegment sales	(53.3)	(51.6)	(151.1)	(171.8)
Total net sales	$384.0	$425.3	$1,077.9	$1,178.4

Segment Operating EBITA:
Americas	$64.5	$61.6	$166.2	$141.3
EMEA	9.7	5.0	26.6	15.5
APAC	8.3	7.7	15.6	17.9
Total segment Operating EBITA	82.5	74.3	208.4	174.7
Corporate and unallocated	(14.1)	(12.5)	(40.8)	(32.0)
Amortization expense	(7.8)	(7.9)	(23.5)	(23.6)
Interest expense	(25.0)	(0.3)	(60.5)	(1.0)
Interest income (expense) on notes with MTW — net	—	4.2	(0.1)	13.5
Other (expense) income — net	(3.6)	1.6	(9.6)	2.2
Earnings before income taxes	$32.0	$59.4	$73.9	$133.8

Operating EBITA % by segment (1) :
Americas	20.4%	17.1%	18.8%	14.1%
EMEA	14.3%	7.3%	12.5%	7.2%
APAC	15.8%	15.8%	11.6%	13.2%
(1) Operating EBITA % in the section above is calculated by dividing the dollar amount of Operating EBITA by net sales for each respective segment.

Net sales by geographic area (2) :
United States	$257.5	$292.4	$713.7	$808.8
Other Americas	26.2	29.5	73.2	80.5
EMEA	56.7	62.4	177.5	177.2
APAC	43.6	41.0	113.5	111.9
Total net sales by geographic area	$384.0	$425.3	$1,077.9	$1,178.4
(2) Net sales in the section above are attributed to geographic regions based on location of customer.

Manitowoc Foodservice, Inc. | 2227 Welbilt Boulevard, New Port Richey, FL 34655 USA | +1.727.375.7010 | www.mtwfs.com

November 7, 2016
Manitowoc Foodservice Reports Third Quarter Results

NON-GAAP FINANCIAL MEASURES

In this release, the company refers to various non-GAAP measures. We believe that these measures are helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items.

FREE CASH FLOW

	Three Months Ended September 30,		Nine Months Ended September 30,
Millions of dollars	2016	2015	2016	2015
Free Cash Flow (1)
Net cash provided by operating activities	$49.6	$79.1	$51.8	$68.8
Net capital expenditures	(4.6)	(2.9)	(10.8)	(9.6)
Free Cash Flow	$45.0	$76.2	$41.0	$59.2
(1) Free cash flow represents operating cash flows less property, plant, and equipment additions.

ADJUSTED OPERATING EBITA

In addition to analyzing its results on a U.S. GAAP basis, management also reviews its results on an "Operating EBITA" basis. Operating EBITA is defined as earnings before interest, taxes, other (income) expense and amortization. Management uses Operating EBITA as the basis on which it evaluates its financial performance and makes resource allocation and other operating decisions. Management considers it important that investors review the same operating information that it uses. In addition, the table below also presents Adjusted Operating EBITA which is defined as earnings before interest, taxes, other (income) expense and amortization plus certain items such as asset impairment, restructuring and separation charges.

	Three Months Ended September 30,		Nine Months Ended September 30,
Millions of dollars	2016	2015	2016	2015
Adjusted Operating EBITA:
Net earnings	$24.9	$41.1	$58.1	$92.0
Income taxes	7.1	18.3	15.8	41.8
Other expense (income) — net	3.6	(1.6)	9.6	(2.2)
Interest (income) expense on notes with MTW — net	—	(4.2)	0.1	(13.5)
Interest expense	25.0	0.3	60.5	1.0
Asset impairment expense	1.7	—	1.7	—
Restructuring expense	0.6	0.8	2.2	1.3
Separation expense	1.4	1.0	5.7	1.5
Amortization expense	7.8	7.9	23.5	23.6
Total Adjusted Operating EBITA	$72.1	$63.6	$177.2	$145.5

Adjusted Operating EBITA Margin (2)	18.8%	15.0%	16.4%	12.3%
(2) Adjusted Operating EBITA margin in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITA by net sales.

Manitowoc Foodservice, Inc. | 2227 Welbilt Boulevard, New Port Richey, FL 34655 USA | +1.727.375.7010 | www.mtwfs.com

November 7, 2016
Manitowoc Foodservice Reports Third Quarter Results

ADJUSTED NET EARNINGS

In this release, the company refers to adjusted net earnings. We believe this measure is helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of certain items such as asset impairment, restructuring and separation charges. Adjusted net earnings before certain items reconciles to net sales presented according to GAAP as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
Millions of dollars	2016	2015	2016	2015
Adjusted Net Earnings (1):
Net earnings	$24.9	$41.1	$58.1	$92.0
Asset impairment expense	1.7	—	1.7	—
Restructuring expense	0.6	0.8	2.2	1.3
Separation expense	1.4	1.0	5.7	1.5
Tax effect of adjustments (2)	(1.2)	(0.7)	(3.4)	(1.1)
Total Adjusted Net Earnings	$27.4	$42.2	$64.3	$93.7
(1) Adjusted net earnings represents net earnings before the impact of certain items such as restructuring and separation charges.
(2) The tax effect of adjustments is determined using the effective tax rates for the countries comprising such adjustments, which is primarily the U.S.

Adjusted Net Earnings Per Share:
Diluted earnings per share	$0.18	$0.30	$0.42	$0.67
Asset impairment expense per share	0.01	—	0.01	—
Restructuring expense per share	0.01	0.01	0.02	0.01
Separation expense per share	0.01	0.01	0.04	0.01
Tax effect of adjustments per share	(0.01)	(0.01)	(0.03)	(0.01)
Total Adjusted Net Earnings Per Share	$0.20	$0.31	$0.46	$0.68

ORGANIC NET SALES AND ORGANIC NET SALES IN CONSTANT CURRENCY

In this release, the company refers to organic net sales and organic net sales in constant currency. We believe this measure is helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of acquisitions and divestitures and also before the impact of acquisitions, divestitures and foreign currency translation. Organic net sales and organic net sales in constant currency reconcile to net sales presented according to GAAP as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
Millions of dollars	2016	2015	2016	2015
Organic Net Sales and Organic Net Sales in Constant Currency:
Net sales	$384.0	$425.3	$1,077.9	$1,178.4
Less: Kysor Panel Systems sales	—	(38.5)	—	(99.0)
Plus: Welbilt Thailand sales	—	2.7	—	6.5
Organic Net Sales	384.0	389.5	1,077.9	1,085.9
Foreign currency translation	5.7	—	17.4	—
Organic Net Sales in Constant Currency	$389.7	$389.5	$1,095.3	$1,085.9

Manitowoc Foodservice, Inc. | 2227 Welbilt Boulevard, New Port Richey, FL 34655 USA | +1.727.375.7010 | www.mtwfs.com

November 7, 2016
Manitowoc Foodservice Reports Third Quarter Results

THIRD PARTY NET SALES AND ORGANIC THIRD PARTY NET SALES IN CONSTANT CURRENCY

In this release, the company refers to third party net sales and organic third party net sales in constant currency. We believe this measure is helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of acquisitions and divestitures and also before the impact of acquisitions, divestitures and foreign currency translation. Third party net sales and organic third party net sales in constant currency reconcile to net sales presented according to GAAP as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Consolidated:
Total sales	$437.3	$476.9	$1,229.0	$1,350.2
Less: Intersegment sales	(53.3)	(51.6)	(151.1)	(171.8)
Net sales (as reported)	384.0	425.3	1,077.9	1,178.4
Less: Kysor Panel Systems sales	—	(38.5)	—	(99.0)
Plus: Welbilt Thailand sales	—	2.7	—	6.5
Organic net sales	384.0	389.5	1,077.9	1,085.9
Foreign currency translation	5.7	—	17.4	—
Organic net sales in constant currency	$389.7	$389.5	$1,095.3	$1,085.9

Americas:
Net sales	$316.9	$359.4	$881.7	$999.8
Less: Intersegment sales	(32.2)	(32.1)	(89.7)	(96.6)
Third party net sales	284.7	327.3	792.0	903.2
Less: Kysor Panel Systems sales	—	(38.5)	—	(99.0)
Organic third party net sales	284.7	288.8	792.0	804.2
Foreign currency translation	0.7	—	$6.8	—
Organic third party net sales in constant currency	$285.4	$288.8	$798.8	$804.2

EMEA:
Net sales	$67.9	$68.9	$212.8	$214.9
Less: Intersegment sales	(12.4)	(11.9)	(39.9)	(50.1)
Third party net sales	55.5	57.0	172.9	164.8
Foreign currency translation	4.3	—	8.0	—
Third party net sales in constant currency	$59.8	$57.0	$180.9	$164.8

APAC:
Net sales	$52.5	$48.6	$134.5	$135.5
Less: Intersegment sales	(8.7)	(7.6)	(21.5)	(25.1)
Third party net sales	43.8	41.0	113.0	110.4
Plus: Welbilt Thailand sales	—	2.7	—	6.5
Organic third party net sales	43.8	43.7	113.0	116.9
Foreign currency translation	0.7	—	2.6	—
Organic third party net sales in constant currency	$44.5	$43.7	$115.6	$116.9

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Manitowoc Foodservice, Inc. | 2227 Welbilt Boulevard, New Port Richey, FL 34655 USA | +1.727.375.7010 | www.mtwfs.com